Exhibit 99.1

CHIQUITA REPORTS STRONG FIRST QUARTER 2008 RESULTS

Improved Banana Pricing More Than Offsets Rising Costs

CINCINNATI – May 1, 2008 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the first quarter 2008. First quarter net sales increased 7 percent year-over-year to $1.3 billion, and the company reported net income of $32 million, or $0.72 per diluted share, including a charge of $9 million, or ($0.20) per diluted share, for the write-off of deferred financing fees as a result of the company’s successful refinancing during the quarter. In the year-ago period, the company reported a net loss of $3 million, or ($0.08) per diluted share, including a charge of $5 million, or ($0.12) per diluted share, related to the exit of certain unprofitable farm leases in Chile.

“Our excellent first quarter represents the third consecutive quarter of year-over-year improvements and illustrates that we continue to take the right actions to drive profitability in our business,” said Fernando Aguirre, chairman and chief executive officer. “Our brand premium, improved banana pricing, benefits from our business restructuring and continued recovery in value-added salads have enabled us to generate significantly better results. We have demonstrated the ability to overcome cost challenges and we expect this improvement will continue, particularly in the first half of the year.”

Aguirre added, “We also delivered two other major achievements, which reflect both our financial discipline and confidence in our long-term strategy. We successfully refinanced our capital structure to further strengthen our balance sheet and signed agreements to develop two major sources of bananas in Africa for our European markets, without investing any capital in owned assets. We will continue to focus on strong execution throughout our operations and to invest in innovative, long-term growth opportunities. These achievements and strong quarterly results are continued evidence that our long-term strategy is working.”

2008 FIRST QUARTER SUMMARY

($ millions)	Q1 2008	Q1 2007
Net Sales	$1,270.5	$1,192.4
Operating Income	$56.7	$18.0
Net Income (Loss)	$31.7	$(3.4)
Operating Cash Flow	$(12.7)	$(6.1)
Total Debt	$886.1	$1,061.3
Cash	$112.0	$79.9

•

Net Sales: Quarterly sales rose primarily due to higher banana pricing, higher pricing and volume in retail value-added salads, and favorable foreign exchange rates, offset by lower banana volumes reflecting industry-wide constraints on availability during the quarter due to a series of adverse weather conditions throughout Central America and Ecuador.

•

Operating Income: Quarterly operating results improved year-over-year due to higher banana pricing in each of the company’s markets, strengthening of the euro, savings from the company’s business restructuring and continuing recovery in retail value-added salads. Higher banana pricing in core European and Trading markets was largely attributable to constrained supply during the quarter and the company’s strategy to maintain and favor its premium product quality and price differentiation in lieu of market share. In the North American market, higher banana pricing was attributable to increases in base contract prices, the company’s fuel-related surcharges, and the implementation during the last four weeks of the quarter of a temporary price surcharge designed to mitigate the increased costs of purchased fruit due to constrained industry-wide volume availability. For first quarter net sales and operating income information by segment, see Exhibit A.

•

Operating Cash Flow: Operating cash flow was ($13) million for the first quarter of 2008 compared to ($6) million for the first quarter in 2007. The decrease resulted from an increase in accounts receivable due to a stronger euro exchange rate and higher banana pricing.

•

Total Debt: The company’s total debt at March 31, 2008 declined to $886 million, down $175 million from a year ago, principally as a result of the use of proceeds to pay down debt from the sale of its ships in the second quarter 2007. The company had no outstanding borrowings under its revolving credit facility at March 31, 2008, compared to $80 million at March 31, 2007. At March 31, 2008, the company’s debt-to-capital ratio was 49 percent, as compared to the company’s long-term target debt-to-capital ratio of 40 percent. See below the description of the company’s first quarter capital structure refinancing and see Exhibit F for a detailed debt schedule.

OUTLOOK

Despite large increases in industry and other product supply costs, the company expects to generate significant year-on-year improvements in sales and operating income in 2008, primarily due to contract and market price increases and the benefits of the company’s restructuring. The following chart summarizes management’s estimates of the impact of certain items on the company’s results for 2008.

($ millions)	Q1 2008 Actual	Full-Year 2008 Estimate
Capital Expenditures	$12	$60-75
Depreciation & Amortization	$21	$75-80
Gross Interest Expense [1]	$17	$67-72
Net Interest Expense [1]	$16	$57-62
Higher Industry Costs [2]	$50	$150-165
Other Higher Product Supply Costs [3]	$29	$60-70
Gross Cost Savings	$10	$30
Restructuring Savings [4]	$18	$65-80
Euro Hedging Costs [5]	$5	$16
Fuel Hedging Gains [6]	$(6)	$(30)

[1]	Assumes an average LIBOR rate of 2.7 percent. Excludes $9 million of expenses for the write-off of deferred financing fees upon the completion of the refinancing concluded in the first quarter 2008.
[2]	Represents year-over-year variance for items such as purchased fruit, raw products, fertilizer, bunker fuel, ship charters, paper and resins.
[3]	Represents year-over-year variance for items such as labor and material increases in banana production and salad manufacturing, discharging and other logistics costs.
[4]

Relates to business restructuring announced in October 2007 (described below). Approximately 70 percent will benefit selling, general and administrative expenses and 30 percent will benefit cost of goods sold.

[5]

The 2008 euro hedging cost estimates are based on current market forward rates as of April 30, 2008 in relation to the company’s 2008 hedging portfolio, which includes euro put options at average strike rates of $1.40 and sold calls at average strike rates of $1.56 per euro through December 2008.

[6]	The 2008 fuel hedging gain estimates are based on the company’s 2008 fuel swap portfolio and market forward rates as of April 30, 2008.

BUSINESS RESTRUCTURING

The company remains on track to achieve its target of $65-80 million in sustainable annual savings in 2008, as a result of its restructuring announced in October 2007. The savings are expected to result primarily from a reduction in compensation related expenses and consolidation of processing and distribution facilities. More than half of these savings are expected to benefit the banana segment, and the remainder are expected to benefit both the Salads and Healthy Snacks segment and Corporate costs. The restructuring was designed to accelerate the company’s long-term strategy to become the global leader in healthy, fresh foods as well as to improve profitability and efficiency through consolidation of operations and simplification of overhead structures.

As previously announced, the company is exploring strategic alternatives for its German distribution business, Atlanta AG, including a possible sale. In late April 2008, the company’s Board of Directors authorized management to pursue a plan to sell Atlanta’s operations. There can be no assurance that any such sale will be completed and the company does not expect to announce developments with respect to this process unless and until it is appropriate to do so.

CAPITAL STRUCTURE REFINANCING

As previously reported during the first quarter of 2008, the company successfully refinanced its secured credit facility in a manner that lowered the company’s interest payments, extended debt maturities and added significant covenant flexibility as part of the broader refinancing of the company’s capital structure. In February, the company issued $200 million aggregate principal amount of 4.25% convertible senior notes due 2016. In March, the company entered into a new six-year senior secured credit facility, consisting of a $150 million revolving credit facility and a $200 million term loan, with a syndicate of banks led by Rabobank and Wells Fargo. The net proceeds of both the convertible notes and the new term loan were used primarily to fully repay amounts outstanding under the prior revolving credit facility and Term Loan C.

In connection with the refinancing, the company expensed during the quarter approximately $9 million of unamortized financing fees from the previous senior secured credit facility.

CONFERENCE CALL

A conference call to discuss first quarter 2008 results will begin at 4:30 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-273-2385 in the United States and +913-312-0724 from international locations. A webcast and audio replay of the call at www.chiquita.com will be available until May 15, 2008. To access the phone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 4677768. A transcript of the call will be posted as soon as possible after May 1 and will be available from the company’s web site for 12 months.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

With annual revenues of approximately $4.7 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 24,000 people operating in more than 70 countries worldwide.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: changes in the competitive environment following the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; industry and competitive conditions; financing; the company’s ability to achieve the cost savings and other benefits anticipated from the restructuring announced in October 2007; cost increases and the company’s ability to pass them through to its customers; product recalls and other events affecting the industry and consumer confidence in company products; the customary risks experienced by global food companies, such as the impact of product and commodity prices, food safety, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending claims and governmental investigations involving the company and the legal fees and other costs incurred in connection with them.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Exhibit A:

FIRST QUARTER DETAILED SEGMENT INFORMATION

(All comparisons below are to the first quarter 2007, unless otherwise specified.)

The company reports the following three business segments:

•	Bananas: This segment includes the sourcing (purchase and production), transportation, marketing and distribution of bananas.

•	Salads and Healthy Snacks: This segment includes value-added salads, fresh vegetable and fruit ingredients used in foodservice, healthy snacking operations and processed fruit ingredient products.

•	Other Produce: This segment includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas.

The company does not allocate certain corporate expenses to the reportable segments. These expenses are included in “Corporate.”

Bananas

Net sales for the segment increased 12 percent to $584 million. Segment operating income was $61 million, compared to $33 million in the year-ago period.

Banana segment operating results improved due to:

•	$29 million benefit from the impact of stronger European currency exchange rates (outlined in Exhibit E).

•

$27 million from improved local banana pricing in core European markets attributable to constrained volume supply in the first quarter 2008 and the company’s strategy to maintain and favor its premium product quality and price differentiation over market share.

•

$24 million from improved pricing in North America due to increases in base contract prices, increases in fuel-related surcharges and the implementation of a temporary price surcharge designed to mitigate higher industry costs from constrained industry-wide volume availability.

•	$8 million from improved pricing in Trading markets, attributable to constrained volume supply in the first quarter 2008.

•	$7 million of higher fuel hedging gains, partly offsetting higher industry costs.

•	$6 million of lower brand support and innovation costs, primarily in North America.

These improvements were partially offset during the quarter by:

•	$46 million of industry cost increases for purchased fruit, fertilizers, bunker fuel, paper and ship charters.

•	$18 million of higher production costs from owned banana production, discharging and inland transportation, net of $3 million from cost-savings programs other than restructuring.

•	$10 million from lower volume, primarily in the company’s core European markets.

Salads and Healthy Snacks

Net sales increased 12 percent to $327 million. Operating income was $7 million, compared to $1 million in the year-ago period.

Salads and Healthy Snacks segment operating results improved due to:

•	$6 million less in costs from a freeze that affected lettuce sourcing a year ago, which did not recur.

•	$4 million due to improved pricing and volume in retail value-added salads.

•	$2 million of reduced selling, general and administrative expenses.

These improvements were partially offset during the quarter by:

•	$4 million of higher industry costs, primarily due to increases in fuel and fuel-related costs.

•	$1 million of increased production costs, net of $7 million of cost savings primarily related to improved production scheduling and logistics.

Other Produce

Net sales decreased 5 percent to $360 million. The reduction in sales resulted from exiting certain unprofitable farm leases in Chile during the first quarter 2007. The quarterly operating loss was $1 million in 2008, compared to a loss of $3 million in the year-ago period. The improvement resulted primarily from the absence of $5 million of exit costs from unprofitable farm leases in Chile during the first quarter 2007, partly offset by higher spending to expand Just Fruit in a Bottle into new geographic markets in Europe.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited—in millions, except per share amounts)

	Quarter Ended March 31,
	2008	2007
Net sales	$1,270.5	$1,192.4

Operating expenses
Cost of sales	1,098.4	1,051.7
Selling, general and administrative	95.0	102.8
Depreciation	18.4	19.8
Amortization	2.5	2.4
Equity in (earnings) losses of investees	(0.5)	(2.3)

	1,213.8	1,174.4

Operating income	56.7	18.0

Interest income	1.5	2.6
Interest expense	(26.4)	(23.3)

Income (loss) before taxes	31.8	(2.7)
Income taxes[1]	(0.1)	(0.7)

Net income (loss)	$31.7	$(3.4)

Basic earnings per share	$0.74	$(0.08)
Diluted earnings per share	0.72	(0.08)

Shares used to calculate basic earnings per share	42.9	42.4
Shares used to calculate diluted earnings per share[2]	44.2	42.4

[1]	Income taxes for the first quarters of 2008 and 2007 include benefits of $5 million and $4 million, respectively, from the resolution of tax contingencies.
[2]

Includes the dilutive effect of outstanding warrants and stock options based on the treasury stock method, and the dilutive effect of restricted stock awards. In the first quarter 2008, the 4.25% convertible senior notes due 2016 did not have a dilutive effect, because the average trading price of common shares was below the initial conversion price of $22.45 per share.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FIRST QUARTER

(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended March 31,		Percent Change Favorable (Unfavorable)
	2008	2007	vs. 2007
Net sales by segment
Bananas	$583.9	$522.8	11.7%
Salads and Healthy Snacks	327.1	291.9	12.1%
Other Produce	359.5	377.7	(4.8)%

Total net sales	1,270.5	1,192.4	6.5%

Segment operating income (loss)
Bananas	$61.1	$33.4	82.9%
Salads and Healthy Snacks	7.1	0.6	N/A
Other Produce	(0.6)	(3.4)	82.4%
Corporate	(10.9)	(12.6)	13.5%

Total operating income (loss)	56.7	18.0	215.0%

Operating margin by segment
Bananas	10.5%	6.4%	4.1 pts
Salads and Healthy Snacks	2.2%	0.2%	2.0 pts
Other Produce	(0.2)%	(0.9)%	0.7 pts

SG&A as a percent of sales	7.5%	8.6%	1.1 pt

Company banana sales volume (40 lb. boxes)
North America[1]	15.2	15.4	(1.3)%
European Core Markets[2]	12.6	14.6	(13.7)%
Asia and the Middle East [3]	4.9	4.7	4.3%
Trading Markets	1.2	2.1	(42.9)%

Total	33.9	36.8	(7.9)%

Fresh Express retail value-added salad sales volume (12-count cases)	16.8	16.2	3.7%

Euro average exchange rate, spot (dollars per euro)	$1.49	$1.31	13.7%

Euro average exchange rate, hedged (dollars per euro)	$1.45	$1.27	14.2%

[1]	Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.
[2]	The company’s “core” European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[3]	The company primarily operates through joint ventures in this region.

Exhibit D:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE - FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited)

	Pricing	Volume
Region	Q1	Q1
North America[1]	18%	(1)%

European Core Markets[2]
U.S. Dollar basis[3]	26%	(14)%
Local Currency	11%

Asia and the Middle East[4]
U.S. Dollar basis	12%	4%

Trading Markets
U.S. Dollar basis	41%	(43)%

[1]	Pricing includes fuel-related and temporary surcharges. Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.
[2]	The company’s “core” European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[3]	Prices on a U.S. dollar basis do not include the impact of hedging.
[4]	The company primarily operates through joint ventures in this region.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE - FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited)

	Net Revenue Per Case	Volume[1]
Region	Q1	Q1
North America	2%	4%

[1]	Including Verdelli Farms, the increase in total volume would be 11 percent.

Exhibit E:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited - in millions)

Currency Impact (Euro/Dollar)	Q1
Revenue	$38
Local Costs	(11)
Hedging[1]	1
Balance sheet translation[2]	1

Net European currency impact	$29

[1]	Hedging costs in the first quarter 2008 and 2007 were $5 million and $6 million, respectively.
[2]	Balance sheet translation for the first quarter 2008 was $1 million.

Exhibit F:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE – FIRST QUARTER 2008

(Unaudited - in millions)

	Dec. 31, 2007	Additions	Payments, Other Reductions	March 31, 2008
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0
8 7/8% Senior Notes	225.0	—	—	225.0
4.25% Convertible Senior Notes (a)	—	200.0	—	200.0

Subsidiaries
Term Loans (b)	325.7	200.0	(325.7)	200.0
Revolving Credit Facilities (b)	—	57.0	(57.0)	—
Other	13.0	—	(2.0)	11.0

Total Debt	$813.7	$457.0	$(384.7)	$886.0

(a)	In February 2008, the company issued $200 million in principal amount of 4.25% convertible senior notes. Net proceeds of $193.7 million were used to repay a portion of the outstanding amounts under the Term Loan C.
(b)	In March 2008, the company completed the refinancing of its credit facility, comprised of a new $150 million revolving credit facility and a $200 million term loan. Net proceeds of $193.2 million from the new term loan were used to repay the entire outstanding balance on the company’s prior revolving credit facility and the remaining portion of its Term Loan C, and $13.7 million was retained by the company.